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                                                                       Exhibit 5

          [Letterhead of Squadron, Ellenoff, Plesent & Sheinfeld, LLP]









                              December 18, 1996

Biofield Corp.
1225 Northmeadow Parkway
Suite 120
Roswell, GA 30076

     Re: Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Biofield Corp., a Delaware corporation (the "Company"), in connection with the preparation of its Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), to which this opinion is to be filed as an exhibit. The Registration Statement relates to the issuance of up to an aggregate of 2,129,969 shares of Common Stock, par value $.001 per share (the "Common Stock"), pursuant to the (a) Biofield Corp. 1992 Employee Stock Incentive Option Plan (the "1992 Plan"); (b) Biofield Corp. 1996 Stock Option Plan (the "1996 Plan"); (c) Biofield Corp. 1996 Stock Option Plan for Non-Employee Directors (the "1996 Directors' Stock Plan"); (d) Employment Contracts with the following individuals: Kenneth W. Anstey, Bruce Allen Bach, Richard J. Davies, M.D., Mark L. Faupel, Michael R. Gavenchak, D. Carl Long, and Robert Yocher (the "Certain Employment Contracts"); and (e) Option Agreements with the following individuals: James B. Anderson, Carole Baraldi, Burke T. Barrett, Loredana Bologna, Debra A. Dow, Gordon J. Dow, Martin H. Lindenberg, M.D., David M. Long, Jr., M.D., Mario Martinez, Brigit Chiappetta-Mistretta, Isabel Miner, Seth Nathanson, Oppenheimer & Co., Theodore Pincus, Rosemarie Reinman, Timothy G. Roche, John
C. Rodowski, Laura J. Stein, John D. Stephens, Linda Thompson, Estate of Kenneth S. Warren, M.D., and W. Clark Wescoe, M.D. (the "Certain Option Agreements" and collectively, with the 1992 Plan, the 1996 Plan, the 1996 Directors' Stock Plan and the Certain Employment Contracts, the "Plans").

     In so acting, we have examined such records and documents, including the Plans, and made such examinations of law as we have deemed relevant in connection with this opinion. This opinion relates only to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States of America in force on the date hereof.

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     Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that, when issued upon the exercise of and in accordance with the terms of stock options duly and validly granted pursuant to the terms and conditions of the Plans, against payment therefor, the Shares, which are then originally issued by the Company, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,


                                /s/ Squadron, Ellenoff, Plesent & Sheinfeld, LLP